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                                                                Exhibit 99.2

                          LITTLEFIELD, ADAMS & COMPANY
                          350 FIFTH AVENUE, SUITE 4213
                         NEW YORK, NEW YORK  10118-1108



                                  NEWS RELEASE

FOR IMMEDIATE RELEASE


Date:     August 20, 1997
Contact:  Stanley I. Halbreich
Phone:    (212) 563-7075
          (800) 644-7676
Fax:      (212) 563-7105


                          LITTLEFIELD, ADAMS & COMPANY
                           SIGNS LONG-TERM PACT WITH
                             TWENTIETH CENTURY FOX
                                      FOR
                                  THE SIMPSONS


     Littlefield, Adams & Company (AMEX: LFA) has entered into a merchandising license agreement with Twentieth Century Fox for the trademark, characters and other distinctive elements of the animated television series, THE SIMPSONS.
The license agreement, which runs through December 31, 1999, covers various apparel categories, including men's, women's, boys' and girls' t-shirts and sweatshirts, and men's and boys' boxer and other style shorts. Distribution includes national and regional mass market retail outlets and mid-tier stores throughout the United States, its territories and possessions and the Commonwealth of Puerto Rico, and U.S. military bases and PX's worldwide.

     Based on preliminary discussions with its largest customers, the past performance of THE SIMPSONS as a mid-tier, specialty and high-end department store property, and the sustained popularity of the television series, the Company believes that THE SIMPSONS license has the potential to fill the revenue void resulting from the expiration of the Company's Harley-Davidson license on December 31, 1996. LFA's FUNWEAR division expects to begin shipments of the new SIMPSONS line during the current third quarter, and to be the dominant manufacturer of SIMPSONS apparel in the Company's distribution channels and product categories.



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LITTLEFIELD, ADAMS & COMPANY
NEWS RELEASE
AUGUST 20, 1997
PAGE 2


     FORWARD-LOOKING STATEMENT CAVEAT: The foregoing discussion includes forward-looking statements. The forward-looking statements were prepared on the basis of certain assumptions which relate, among other things, to the market acceptance of the Company's products, including the Company's new Simpsons products; the cost of producing and marketing the Company's products; the prices at which the Company's products may be sold; and the Company's market share for its products. Such assumptions may prove not to be accurate or appropriate, and even if such assumptions do prove to be accurate and appropriate, the actual results of the Company's operations in the future may vary widely due to increased competition in the industry, an increase in interest rates, general economic conditions and other risks and uncertainties. Accordingly, the actual results of the Company's operations in the future may vary widely from the forward-looking statements included herein.

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